UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Arris Group, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2010
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS OF ARRIS GROUP, INC.
VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2011
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
BOARD AND COMMITTEE MATTERS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
CONCLUSION

ARRIS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2010

To the Stockholders of ARRIS Group, Inc.:

The Annual Meeting of Stockholders of ARRIS Group, Inc. will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia, on Wednesday, May 19, 2010, at 10:00 a.m. local time, for the purposes of:

1.	electing nine directors;

2.	ratifying the retention of Ernst & Young LLP as the independent registered public accounting firm for ARRIS Group, Inc. for 2010; and

3.	transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.

These matters are more fully described in the proxy statement accompanying this notice.

As stockholders of ARRIS, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. Because of a change in the stock exchange rules, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. I strongly encourage you to submit your voting instruction card and exercise your right to vote as a stockholder. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have submitted your proxy.

The Board of Directors fixed the close of business on March 24, 2010, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.

A copy of our 2009 annual report is enclosed. Additional copies of these materials may be obtained without charge by writing the Secretary of ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, Georgia 30024.

BY ORDER OF THE BOARD OF
DIRECTORS

Lawrence A. Margolis, Secretary

Suwanee, Georgia
April 9, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2010

The proxy materials for the Company’s Annual Meeting of Shareholders, including the 2009 Form 10-K, the Proxy Statement and other materials are available over the Internet at www.arrisi.com/proxy.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
OF ARRIS GROUP, INC.

To Be Held May 19, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS Group, Inc., a Delaware corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on May 19, 2010 at 10:00 a.m. local time at the Company’s corporate headquarters, 3871 Lakefield Drive, Suwanee, Georgia, and any adjournment(s) thereof. The Company’s corporate headquarters is located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 678-473-2000). This proxy statement and form of proxy are first being mailed to stockholders on or about April 9, 2010.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, e-mail or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to forward proxy materials to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of approximately $7,500 plus expenses.

VOTING

Shares of Common Stock of the Company represented by proxies in the accompanying form, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted IN FAVOR OF Proposal 1 to elect as directors the nominees listed below, IN FAVOR OF Proposal 2 to ratify the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2010, and in the discretion of the appointed proxies upon such other business as may properly be brought before the meeting.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy, or (2) attending the meeting and voting his or her shares in person.

The Board of Directors fixed the close of business on March 24, 2010, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 126,039,760 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

A quorum, which is a majority of the outstanding shares of Common Stock as of the record date, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy, whether or not such proxy is voted.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or other issues requiring the approval of a majority of the shares of Common Stock present or represented by proxy and entitled to vote. Proxies that contain a broker non-vote are counted towards a quorum and voted on the matters indicated. If a quorum is present, the votes required to approve the various matters presented to stockholders at the meeting shall be as follows:

•	Proposal 1 (Election of Directors) — In the absence of a contested election, the nominees receiving the affirmative vote of a majority of the votes cast for the election of directors will be elected. In the event of a contested election, the nominees receiving the most votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

•	Proposal 2 (Retention of Ernst & Young LLP as the Independent Registered Public Accounting Firm) — Ratification of the retention of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2010 requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

PROPOSAL 1
ELECTION OF DIRECTORS

In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board of Directors acts to reduce the size of the Board of Directors in accordance with the provisions of ARRIS’ by-laws. The current number of Directors has been set by the Board at nine. Upon his re-election at this year’s Annual Meeting, Mr. Stanzione is expected to serve as Chairman of the Board.

Effective March 8, 2010, the Board of Directors amended and restated the Company’s By-Laws to implement a majority voting standard in the election of Directors. The amendment provides, in the absence of a contested election (as defined in the By-Laws), each nominee shall be elected by the vote of a majority of the votes cast for such nominee. If a nominee who is an incumbent director (in the absence of a contested election) is not elected, the director shall promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. The Nominating and Governance Committee will consider the resignation and make a recommendation to the Board of Directors. The Board of Directors must determine whether to accept the resignation and must publicly disclose its decision and the rationale behind its decision within ninety days from the date of the certification of the shareholder vote. If a director’s resignation is accepted or a nominee who is not an incumbent director is not elected, the Board of Directors may fill the resultant vacancy by appointment or election or may reduce the size of the Board pursuant to the By-Laws of the Company.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2011

Name:	Alex B. Best
Age:	69
Director since:	2003
ARRIS Board Committee:	Compensation Committee, Nominating and Corporate Governance Committee and Technology Committee (Chairman)
Principal occupation and recent business experience:	Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.
Other directorships:	Concurrent Computer Corporation (until December 2007)

Name:	Harry L. Bosco
Age:	64
Director since:	2002
ARRIS Board Committee:	Audit Committee and Nominating and Corporate Governance Committee (Chairman)
Principal occupation and recent business experience:	Since 2000, Mr. Bosco has served as the Chief Executive Officer and President of OpNext, Inc. As of April 1, 2009, Mr. Bosco became the Chairman of the Board of OpNext, Inc. and no longer serves as the Chief Executive Officer and President. From 1965 to 2000, Mr. Bosco held numerous senior management positions within Lucent Technologies, formerly Bell Labs.
Other directorships:	OpNext, Inc.

Name:	James A. Chiddix
Age:	64
Director since:	2009
ARRIS Board Committee:	Technology Committee and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:	Mr. Chiddix has over 35 years of experience in the cable industry. Prior to his retirement in 2007, Mr. Chiddix was the Chairman and Chief Executive Officer of OpenTV Corporation. From 2007 to 2009, he served as the Vice-Chairman of the Board of OpenTV. Prior to 2004, his previous roles included President at MystroTV (a division of Time Warner), Chief Technology Officer and Senior Vice President, Engineering and Technology at Time Warner Cable, Senior Vice President, Engineering at Oceanic Cable, and General Manager at Waianae Cablevision.
Other directorships:	Virgin Media, Inc., Dycom Industries, Inc., Symmetricom, Inc., Vyyo Inc. (ceased to be public in December 2008), and OpenTV Corporation (director from 2004 to 2009), Shougang Concord Technology Holdings Ltd.

Name:	John Anderson Craig
Age:	67
Director since:	1998
ARRIS Board Committee:	Audit Committee and Compensation Committee
Principal occupation and recent business experience:	Mr. Craig is a business consultant. From 1999 through 2000, Mr. Craig was Chief Marketing Officer of Nortel Networks, Inc. From 1981 to 1999, he held various senior management positions within Northern Telecom Inc., now known as Nortel Networks Inc.
Other directorships:	CAE, Inc., and Bell Canada International (until liquidated in 2006)

Name:	Matthew B. Kearney
Age:	70
Director since:	2003
ARRIS Board Committee:	Audit Committee (Chairman) (Financial Expert)
Principal occupation and recent business experience:	Prior to his retirement in 1997, Mr. Kearney was the Chief Financial Officer of Griffin Gaming & Entertainment, Inc. (formerly Resorts International, Inc.). Mr. Kearney also served as President of Griffin Gaming & Entertainment, Inc. from 1993 through 1995. Prior to joining Resorts International, Inc., Mr. Kearney worked in public accounting for Price Waterhouse & Co. Mr. Kearney is a CPA (inactive) in New York and Florida.

Name:	William H. Lambert
Age:	73
Director since:	1997
ARRIS Board Committee:	Compensation Committee (Chairman) and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:	Mr. Lambert is retired. From 1988 to 1997, Mr. Lambert served as the Chairman, President and Chief Executive Officer of TSX Corporation, which was acquired by ARRIS in 1997. Mr. Lambert has been a private investor since 1998.

Name:	John R. Petty
Age:	79
Director since:	1993
ARRIS Board Committee:	Audit Committee (Financial Expert) and Nominating and Corporate Governance Committee. Mr. Petty is also the Lead Independent Director.
Principal occupation and recent business experience:	Mr. Petty is the Chairman of TECSEC Incorporated, a data security company. Mr. Petty also has served as the Chairman of Federal National Payables, Inc., Federal National Commercial, Inc., and Federal National Services, Inc., since 1992. Mr. Petty has been a private investor since 1988.

Name:	Robert J. Stanzione
Age:	62
Director since:	1998
ARRIS Board Committee:	Technology Committee
Principal occupation and recent business experience:	Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.
Other directorships:	National Cable & Telecommunications Association (NCTA) and Symmetricom, Inc.

Name:	David A. Woodle
Age:	55
Director since:	2007
Principal occupation and recent business experience:	In April 2008, Mr. Woodle became Chairman of the Board and Chief Executive Officer of NanoHorizons Inc., a nanotechnology company that specializes in producing nanosilver particles for anti-microbial applications. Prior to ARRIS’ acquisition of C-COR Incorporated on December 14, 2007, Mr. Woodle was C-COR’s Chairman and Chief Executive Officer, positions that he had held since 2000. Prior to joining C-COR, Mr. Woodle was Vice President and General Manager of Raytheon E-Systems/HRB Systems, and led merger transition efforts to successfully position that company in the wireless data telecommunications marketplace.

Each of the nominees brings with him a wealth of relevant business experience which has and continues to qualify him for service on the Board:

Alex Best.  Mr. Best is Chairman of the Technology Committee. Mr. Best brings to the Board industry-specific engineering and technology experience derived from an extensive engineering and executive career, both on the behalf of major equipment suppliers (Scientific Atlanta, now part of Cisco Incorporated) and a major system operator (Cox Communications, Inc.).

Harry L. Bosco.  Mr. Bosco is Chairman of the Nominating and Corporate Governance Committee. Mr. Bosco brings to the Board broad recent experience as an executive, including being the CEO of a public company, in the telecommunication technology equipment supply business focused on telecom operators.

James A. Chiddix.  Mr. Chiddix, our newest director, has spent a career of 35 years in the cable industry, including senior roles at both major service providers and equipment suppliers. Mr. Chiddix brings rich industry specific technology and product experience, including video experience, to the Board from both an operator and supplier point of view derived from having served as Chief Technology Officer of Time Warner Cable, currently the second largest Multiple System Operator in the United States, and as Chief Executive Officer of Open TV, a middle ware supplier to the cable industry.

John Anderson Craig.  Mr. Craig’s career was spent largely at Nortel Networks, Inc. and its affiliates and predecessors. Mr. Craig held various senior management positions culminating as Chief Marketing Officer. Mr. Craig brings a wealth of worldwide communication technology sales and marketing expertise to the Board relating to both the telecommunication operator and cable operator customer segments.

Matthew B. Kearney.  Mr. Kearney is the Chairman of the Audit Committee and one of two financial experts on the Board. He brings a wealth of financial expertise from public companies experience. Mr. Kearney is a CPA (inactive) and has served as the CFO of a major public company, Griffin Gaming and Entertainment, Inc. (formerly Resorts International).

William H. Lambert.  Mr. Lambert is the Chairman of the Compensation Committee. He brings a wealth of manufacturing and business operational experience as an equipment supplier to the cable industry to the Board. He was Chairman and CEO of TSX Corporation, a publicly traded company prior to its acquisition by ARRIS in 1997. Mr. Lambert completed a compensation committee leadership development program for directors at the Harvard Business School in 2006 and brings significant experience and public company compensation expertise to the Board.

John R. Petty.  Mr. Petty is our Lead Director and one of our two financial experts on the Board. Mr. Petty brings substantial financial expertise and financial industry experience to the Board. His career included substantial executive experience in investment banking, commercial banking, and finance. Mr. Petty has served as Chairman and CEO of the 10th largest US commercial bank, and United States Under Secretary of the Treasury, and currently he serves as Chairman of Federal National Payables, Inc., Federal National Commercial, Inc. and Federal National Services, Inc.

David W. Woodle.  Mr. Woodle brings significant experience in cable industry technology equipment sales and operations to the company including experience as Chairman and CEO of C-COR prior to its acquisition by ARRIS in 2007. Mr. Woodle’s experience includes the planning and execution of strategic merger and acquisition transition efforts at both C-COR and Raytheon E-systems/HRB systems. Mr. Woodle will qualify as an independent director at the end of this year and is the only “non independent” director other than Mr. Stanzione.

Robert J. Stanzione.  Mr. Stanzione is the Chairman and CEO of the Company and is the sole management director serving on the Board.

The Board of Directors believes that these nominees would provide a good cross-section of skills and experience to the Board of Directors and that the stockholders of the Company would be well-served by these nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP to serve as the independent registered public accounting firm of ARRIS Group, Inc. for the fiscal year ending December 31, 2010, subject to stockholder approval. This firm has audited the accounts of the Company since 1993. If stockholders do not ratify this appointment, the Committee will consider other independent registered public accounting firms. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICTION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth, as of March 24, 2010, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors, officers and nominees as a group.

	Shares	Shares that	Total Shares —
	Beneficially	May Be Acquired	Percentage of Class
Beneficial Owner(1)	Owned(2)	Within 60 Days	if > 1%(3)

Alex B. Best	38,100	2,100	*
Harry L. Bosco	38,400	2,100	*
James A. Chiddix	2,000	2,100	*
John Anderson Craig	68,100	12,100	*
Matthew B. Kearney	38,100	2,100	*
William H. Lambert	56,350	12,100	*
John R. Petty	56,150	17,100	*
David A. Woodle	24,951	603,960	*
Robert J. Stanzione	234,884	1,226,709	1.1%
Lawrence A. Margolis	134,924	410,351	*
David B. Potts	53,890	298,416	*
James D. Lakin	109,055	238,527	*
Ronald M. Coppock	48,990	99,099	*
All directors, nominees and executive officers as a group including the above named persons (17 persons)			3.4%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Includes an aggregate of 231,850 stock units awarded to directors (other than Mr. Stanzione) that convert on a one-for-one basis into shares of Common Stock at a time predetermined at the time of issuance.

(3)	The shares underlying all equity awards that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage, including the shares underlying options where the exercise price is above the current market price.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 24, 2010, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon SEC filings by the person.

	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

BlackRock, Inc.(1)	11,452,645	9.14%
EARNEST Partners, LLC(2)	7,180,794	5.70%
Shamrock Activist Value Fund, L.L.C.(3)	7,155,514	5.69%

(1)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(2)	EARNEST Partners LLC has sole voting power with respect to 2,368,241 shares, shared voting power with respect to 1,644,634 shares, and sole dispositive power with respect to 7,180,794 shares. The address for EARNEST Partners LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309.

(3)	The address for Shamrock Activist Value Fund, L.L.C. is 4444 W. Lakeside Drive, Burbank, California 91505.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of December 31, 2009:

Number of Securities
Remaining Available
for Future Issuance
		Weighted-Average	Under Equity
	Number of Securities to be	Exercise Price of	Compensation Plans
	Issued Upon Exercise of	Outstanding	(Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights(1)	and Rights(2)	1st Column)(3)

Equity compensation plans approved by security holders	13,309,393	$10.03	11,210,294
Equity compensation plans not approved by security holders	—	—	—

Total	13,309,393	$10.03	11,210,294

(1)	Includes unexercised vested stock options, unvested stock options, unvested restricted stock, unvested stock units, and unvested performance shares.

(2)	The weighted-average exercise price is calculated on the outstanding options and does not include restricted stock or rights with no exercise price.

(3)	Includes securities available for future issuance under ARRIS’ stock incentive plans (9,292,566) and 2001 Employee Stock Purchase Plan (1,917,728).

BOARD AND COMMITTEE MATTERS

DIRECTOR INDEPENDENCE

For purposes of determining the independence of its directors, the Board of Directors has adopted the definition of independence used in the listing standards of the NASDAQ. It also considers the definition of independence used in the Internal Revenue Code and Securities Exchange Act of 1934 for purposes of determining whether members of the Audit Committee and Compensation Committee are independent. In making determinations, the Board of Directors considers that in the ordinary course of business, transactions may occur between the Company and companies at which some of the directors are or have been outside directors. The Board of Directors determines whether the transaction and whether it has any implications to the director’s independence. A copy of the director independence standards is available on the Company’s website at www.arrisi.com under the caption Investor Relations: Corporate Governance. Based upon these standards, the Board of Directors has determined that all of the directors, other than Robert J. Stanzione and David A. Woodle, who constitute a majority of the Board of Directors, are independent. Mr. Stanzione, as the Company’s Chief Executive Officer and President, and Mr. Woodle, as a former officer of C-COR, are not considered independent. Mr. Woodle will be considered independent, under the applicable rules noted above at the end of 2010.

CONSIDERATION OF RISKS

On a periodic basis the Company’s management reviews the primary risks that the Company faces and assesses the adequacy of the means through which the Company manages those risks. Some risks, such as the focus of the Company’s business on the cable industry and its significant sales to the dominant cable MSOs are intrinsic to its business and are largely unavoidable without a significant change in strategic focus. Others, such as the risk of property damage or business interruption from weather or other causes are managed through maintaining insurance of types and at levels that the Company believes are reasonable given the nature of its assets and business and through the maintenance of backup storage and processing capability offsite. Still others, such as credit risk, currency risk and country risk, are actively managed through policies and oversight designed to minimize the Company’s ultimate exposure to loss. On an annual basis, the Company’s management, as part of its strategic planning process and annual budget process, reviews with the Board of Directors (and with the Audit Committee with respect to certain financial risks) the risks that it considers the most significant as well as the approaches used to manage or mitigate those risks. In addition, the Board of Directors informally considers risk-related matters on a more frequent basis and also in connection with its consideration of specific transaction and issues. Similarly, on at least an annual basis the Company’s management, as part of the annual budget process, reviews with the Board of Directors technological developments affecting the industry and the research and development program that respond to those developments and risks.

COMPENSATION OF DIRECTORS

Cash Fees.  The non-employee directors receive director fees. During 2009, the Company paid its non-employee directors:

•	an annual cash retainer of $40,000 (paid in equal quarterly installments);

•	$1,000 for each committee meeting that they attended in person or;

•	$1,000 for each teleconference committee meeting in which they participated; and

•	$500 for each in-person committee meeting that they attended by telephone

The Lead Independent Director, John Petty, receives an additional annual cash retainer of $10,000. Each member of the Audit Committee receives an additional annual cash retainer of $5,000, and the respective Chairmen of our Board committees will continue to receive the following additional annual cash retainers:

•	Audit Committee: $10,000

•	Compensation Committee: $7,500

•	Nominating and Corporate Governance Committee: $5,000

•	Technology Committee: $5,000

Stock Awards and Minimum Holding Requirement.  Each non-employee director also receives annual compensation paid in the form of stock units. Stock units vest in fourths in sequential calendar quarters. The number of units is determined by dividing the dollar amount of the award by the closing price of the Common Stock on the trading day preceding the day of grant rounded to the nearest one hundred units. One-half of the number of stock units converts, on a one-for-one basis, into shares of the Company’s Common Stock when such director is no longer a member of the Board. The remaining units convert, on a one-for-one basis, into shares of the Company’s Common Stock at a date selected by the individual director. The number of stock units that are granted to directors that they do not convert until no longer a director — i.e., a “hold until retirement” period — functions as a minimum holding requirement. The number of units held by each director that do not convert until he is no longer a director is set forth in the table below under the caption Director Compensation Table.

For 2009, the stock unit portion of director compensation was $75,000. Of the 2009 total award, $50,000 was paid in stock units as of July 1, 2009. The additional $25,000 was paid as of January 2, 2009. For 2010, the stock unit portion of director compensation has been increased to $100,000, $50,000 of which was paid as of January 2, 2010 and the remaining $50,000 of which will be paid as of July 1, 2010.

Reimbursements.  Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board of Directors service, including participation in director education programs and memberships in director organizations.

Liability Insurance.  The Company maintains customary directors’ and officers’ liability insurance and is obligated under its Bylaws to indemnify its officers and directors under certain circumstances.

Director Compensation Table.  The following tables set forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.

				Shares Held
	Fees Earned or			Until Board
Name(1)	Paid in Cash ($)	Stock Awards ($)	Total Compensation ($)	Retirement

Alex B. Best	51,000	74,721(2)	125,721	20,150
Harry L. Bosco	61,000	74,721(2)	135,721	31,800
James A. Chiddix	20,000	25,020(3)	45,020	2,000
John Anderson Craig	60,000	74,721(2)	134,721	55,550
Matthew B. Kearney	58,750	74,721(2)	133,471	30,350
William H. Lambert	52,500	74,721(2)	127,221	55,650
John R. Petty	65,750	74,721(2)	140,471	24,050
David A. Woodle	40,000	74,721(2)	114,721	12,300

(1)	Mr. Stanzione, as an employee of the Company, receives no additional compensation for his service and participation as a member of the Board.

(2)	Historically, the non-employee members of the Board of Directors received stock units granted on July 1 each year that vested quarterly through June 30 of the following year. In 2009, an increase in director compensation in restricted unit fees resulted in an additional grant on January 2 each year that vested quarterly through December 31 of the same year. Therefore, the 2009 fiscal year stock awards compensation is comprised of half of the July 1, 2008 grant, all of the January 2, 2009 grant and half of the July 1, 2009 grant. The number of stock units granted on July 1, 2008 was 5,800 per member, which was determined by dividing $50,000 by the July 1, 2008 closing price of $8.64 per share and rounding to the nearest 100 units. The number of stock units granted on January 2, 2009 was 3,100 per member, which was determined by dividing $25,000 by the January 2, 2009 closing price of $7.95 per share and rounding to the nearest 100 units. The number of stock units granted on July 1, 2009 was 4,000 per member, which was determined by dividing $50,000 by the July 1, 2009 closing price of $12.51 per share and rounding to the nearest 100 units. As of December 31, 2009, the number of vested stock awards for the grant on July 1, 2009, consisted solely of restricted stock units, held by each non-employee director is as follows: Alex B. Best, 2,000; Harry L. Bosco, 2,000; James A. Chiddix, 2,000; John A. Craig, 2,000; Matthew B. Kearney, 2,000; William H. Lambert, 2,000; and John R. Petty, 2,000; David Woodle, 2,000.

(3)	James A. Chiddix joined the board as of July 1, 2009. Therefore the 2009 calendar year stock awards compensation is comprised of one-half of the award from the July 1, 2009 grant. As of December 31, 2009, 2,000 of the units granted on July 1, 2009 to James A Chiddix had vested.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Technology committees. The table below shows current membership for each of the Board committees.

	Compensation	Nominating and Corporate	Technology
Audit Committee	Committee	Governance Committee	Committee

Harry L. Bosco	Alex B. Best	Alex B. Best	Alex B. Best*
John Anderson Craig	John Anderson Craig	Harry L. Bosco*	James A. Chiddix
Matthew B. Kearney*	William H. Lambert*	James A. Chiddix	Robert J. Stanzione
John R. Petty		William H. Lambert
John R. Petty

*	Committee Chairman

The Board of Directors held five meetings in 2009. During 2009, each of the directors attended 75% or more of the total of all meetings held by the Board and the committees on which the director served.

The Company has not adopted a formal policy on Board members’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the meetings. All of the Company’s directors attended the 2009 annual meeting of stockholders on May 21, 2009.

Audit Committee

The Audit Committee in 2009 consisted of Messrs. Kearney (Chairman), Bosco, Craig, and Petty. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Board of Directors believes that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of the NASDAQ. The Board has identified Matthew B. Kearney and John R. Petty as “audit committee financial experts,” as defined by the SEC. The Audit Committee held eleven meetings in 2009.

Compensation Committee

The Compensation Committee in 2009 consisted of Messrs. Lambert (Chairman), Best and Craig. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal 2009. The Compensation Committee is governed by a written charter that is available on the Company’s website at www.arrisi.com. The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants, except as relates to the Chairman and CEO, in which case the entire Board of Directors approves or ratifies all said compensation matters. The Compensation Committee held four meetings in 2009.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee in 2009 consisted of Messrs. Bosco (Chairman), Best, Chiddix, Lambert, and Petty. The Nominating and Corporate Governance Committee’s operations are governed by a written charter that is available on the Company’s website at www.arrisi.com. The Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends candidates to the Board of Directors. The Nominating and Corporate Governance Committee held one meeting in 2009.

The Nominating and Corporate Governance Committee supervises the conduct of director self-evaluation procedures including the performance of an anonymous survey of directors as to the Board’s processes and effectiveness and governance practices in general. The Nominating and Governance Committee together with the

Board actively review succession issues and plans for both management and the Board of Directors. It is anticipated that at least one new member of the Board with specific industry expertise or experience may be appointed during the next year or two.

With respect to the Committee’s evaluation of director nominee candidates, the Committee considers each candidate on his or her own merits. In evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:

•	career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•	whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	ability to work collegially with others;

•	whether the candidate is independent;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide stockholders with a diverse and experienced Board of Directors.

With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but may do so in the future.

The Committee welcomes recommendations from stockholders. The Committee evaluates a candidate for director who was recommended by a stockholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a stockholder send the Committee:

•	a resume for the candidate detailing the candidate’s work experience and credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the Committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number of shares held. For potential nominees to be considered at the 2011 annual stockholders’ meeting, the Corporate Secretary must receive this information by December 15, 2010.

In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, stockholders may directly nominate directors for consideration at any annual meeting of stockholders.

Technology Committee

The Technology Committee consists of Messrs Best (Chairman), Chiddix and Stanzione. The Technology Committee monitors the development of the Company’s technology and operates as an intermediary between the Company and its customers and the Technology Advisory Board of the Company. The Technology Committee held two meetings in 2009.

Lead Independent Director

The Company’s Governance Guidelines provide that at any time the Board of Directors does not have an Independent Chairman, the Board of Directors must have a Lead Independent Director. The Lead Independent Director presides over Executive Sessions of the Board of Directors and other meetings where the Chairman is not present. The Lead Independent Director also approves the agenda for Board meetings and approves the information sent to the Board. He also is the liaison between the Chairman and the independent directors and may call meetings of the independent directors. Lastly, he is available for consultation and direct communications, if so requested by a major shareholder and has various other communications and administrative responsibilities. Mr. Petty currently is the Lead Independent Director. The Company believes that having the Chief Executive Officer serve as Chairman, and having a separate Lead Director, is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and stockholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to our Company.

COMMUNICATION WITH THE BOARD

Stockholders may communicate with the Board of Directors, including the Lead Independent Director, by sending a letter to the ARRIS Group, Inc. Board of Directors, c/o Corporate Secretary, ARRIS Group, Inc., 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Lead Independent Director or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

Pursuant to its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we do not represent ourselves to be, or to serve as, accountants or auditors by profession. Therefore, we have relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact independent.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

We reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability of the Company’s accounting principles required by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, we discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board Rule 3526, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to the Company with their independence.

We discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. We met with the internal auditors and the independent registered public accounting firm, with and, as deemed advisable, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed proposed interim financial statements with management and the independent registered public accounting firm. We oversaw the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In 2009, we had eleven meetings. In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. In addition, we have appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for calendar year 2010, subject to stockholder ratification.

The Company maintains a corporate governance hotline system in which employees may directly contact the members of the Audit Committee concerning potential failures to meet corporate standards of conduct, including questionable accounting or auditing matters. These calls are completely confidential and anonymous.

Matthew B. Kearney, Chairman
Harry L. Bosco
John A. Craig
John R. Petty

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary

Each of the named executive officers has an employment agreement with the Company. Each agreement establishes the base salary for the officer, which is subject to annual review. The target bonus is established at 60% of base salary for each of the named executive officers, except Mr. Stanzione, whose target bonus is 100% of base salary. Each year the Compensation Committee establishes the performance criteria for the bonuses. The agreements also contemplate the grant of equity awards annually in the discretion of the Compensation Committee. The agreements renew annually automatically until the employee reaches age 65. In the event an executive is terminated without cause or in connection with a change of control of the Company, the executive is entitled to receive one year’s salary and bonus (two years in the case of Mr. Margolis and Mr. Potts and three years in the case of Mr. Stanzione); all unvested options and stock awards vest immediately and the executive is entitled to continued benefits, for example, life, medical and disability insurance, during the severance period (one, two or three years as noted above).

The Compensation Committee reviews base salaries, bonus plans and equity awards annually. It regularly, but not necessarily annually, retains consultants, who are not engaged by management for any other matters, to review executive compensation levels compared to selected peer companies, companies in the technology industries generally and companies of similar size. The Company has sought to establish salaries at approximately the median levels (with exceptions to recognize outstanding performance) and to have equity and annual bonus target opportunities at or above median levels. The survey conducted for the Company’s deliberations for 2008 compensation decisions indicated that, taken as a whole, the Company’s base salaries, target annual incentive, and targeted long term equity compensation are at or moderately above median levels. Compensation has been actively managed. For example, in 2002, salary levels for executives were frozen for a year and during 2003 executive salaries were reduced by 5%. The reduction was reinstated in 2004. Raises were not reinstated above the 2002 level until 2005 (with the exception of Mr. Stanzione whose salary was not changed until 2006). In 2009, salary levels for executives and non-executives were frozen. Normal merit increases will be reinstated in 2010, but not retroactively.

Risk Considerations

The Compensation Committee’s approach to compensation beyond base salary focuses heavily on company-wide and long-term performance. For instance, for 2009, 80% of the incentives underlying annual cash bonuses were tied to Company performance, in particular consolidated adjusted direct operating income. Since this metric has a company-wide focus, the Compensation Committee does not believe that it generally incentivizes high risk behavior by members of our management team in the same way, or to the extent, that annual bonuses based upon narrowly focused individual performance might. Similarly, the Company’s equity awards consist of restricted stock with four year time-based vesting and performance-based restricted stock that vests based upon a three year total shareholder return measurement. The performance of both compensation elements generally reflects the overall market performance of the Company’s stock over a substantial period of time. The Compensation Committee does not believe that this structure of equity awards incentivizes high risk behavior. Moreover, the level of compensation and awards, although highly competitive, are not believed to be large enough to induce high risk behavior or to distort the application of normal mature business judgment. Our compensation schemes are designed to be in place over several years and the Committee believes they are designed to reward sustained long term profitable growth of the Company. As a result, the Compensation Committee does not believe that the Company’s compensation programs for senior management are likely to lead to management’s taking on more risks than are appropriate from a sound business judgment prospective.

Compensation Discussion and Analysis (“CD&A”)

Overview

This CD&A describes the major elements of our compensation program for the executive officers named in the Summary Compensation Table later in this proxy statement (the “named executive officers” or “NEO”). This CD&A also discusses the objectives, philosophy and decisions underlying the compensation of the named executive officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee is composed entirely of independent directors, as determined under the applicable NASDAQ listing standards and Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements for the executive officers. The Compensation Committee reports to the Board, and all compensation decisions with respect to the Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Chief Executive Officer.

The principal elements of our executive compensation program for 2007, 2008 and 2009 were:

•	Base salary;

•	Annual, performance-based cash incentives (“Bonus”);

•	Long-term equity incentives;

•	Benefits and perquisites; and

•	A change in control severance pay plan and other severance pay arrangements and practices.

Programs and Objectives and Reward Philosophy

Our Compensation Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

•	Competitive Pay. Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company.

•	Pay for performance. Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•	Alignment with shareholders. Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

Key Considerations

In applying these program objectives and reward philosophies, the Compensation Committee takes into account the key considerations discussed below:

Competitive Market Assessment.  We regularly, but not necessarily annually, conduct a competitive market assessment for each of the primary elements of our executive compensation program. In setting executive compensation levels, the Compensation Committee reviews market data from the following sources:

•	Peer Group Information. The Compensation Committee considers information from the proxy statements of “peer group” public companies. The peer group is composed primarily of communications infrastructure companies. The peer group was selected by the Compensation Committee based on input from third party consultants and management. The following companies were included in our peer group for 2008 and 2009:

3Com Corporation	JDS Uniphase Corporation
ADC Telecommunications	Loral Space & Communications Ltd.
Avocent Corporation	Mastec, Inc.
Black Box Corporation	Netgear, Inc.
Ciena Corporation	Plantronics, Inc.
CommScope, Inc.	Polycom, Inc.
Dycom Industries, Inc.	Powerwave Technologies
Hughes Communications, Inc.	Tellabs, Inc.

•	Survey Data. Survey data from various sources also are utilized, including the following:

•	ERI Executive Compensation Assessor 2008 (Economic Research Institute)

•	2007/2008 Top Management Compensation — Industry Report (Watson Wyatt)

•	2007 Mercer Benchmark Database Executive (Mercer Human Resources Consulting)

•	Information from Longnecker & Associates. Our Compensation Committee also considers competitive market information and the recommendations provided by Longnecker & Associates, an independent advisor retained by the Compensation Committee, and not retained by management for other matters.

Our Financial and Strategic Objectives.  Each year our management team develops an annual operating plan or budget for review and approval by our Board of Directors. The Compensation Committee utilizes the financial plan in the development of compensation plans and performance goals for our named executive officers for the next year.

Considerations for Mr. Stanzione.  In setting the compensation arrangements for Mr. Stanzione, the primary factors considered by the Compensation Committee include:

•	An assessment of his skill set, experience and recent performance, as well as his performance over a sustained period of time, (based on evaluations from the entire Board);

•	The financial and strategic results achieved by ARRIS for the last year relative to the pre-established objectives in our annual operating plan;

•	Other strategic and operational factors critical to the long-term success of our business;

•	The competitive market survey information described above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.

Considerations for Other Named Executive Officers.  The Compensation Committee considers the same factors in setting the compensation arrangements for each of the other named executive officers as well as:

•	Mr. Stanzione’s assessment and recommendation of the named executive officer’s individual performance and contributions to our performance for the most recent year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

•	An evaluation of the skill set and experience of each named executive officer, including an assessment of how effective or unique the skill set is, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives and each named executive’s ability to assume additional responsibility.

Accounting, Tax and Financial Considerations.  The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by us. These were important considerations in connection with the design of the following compensation programs:

•	Our Stock Incentive Plan (“SIP”) and Annual Incentive Plan (“AIP”) were designed to generally allow for tax-deductibility of performance based stock awards, stock options, and annual cash incentive awards, respectively, under Section 162(m) of the Internal Revenue Code. The AIP and the issuance of grants and awards under the SIP are topics discussed in greater detail later in this CD&A.

•	We have taken steps to ensure that our supplemental retirement plans and executive employment agreements, including change in control, comply with the recently implemented regulations on non-qualified deferred compensation under Section 409A of the Internal Revenue Code.

•	In recent years, the Compensation Committee has determined not to use stock options as the sole form of long-term equity incentives and instead has used a mix of stock options and restricted stock with time-based vesting. During 2008 and 2009, all awards were made in the form of restricted stock with one-half of the awards granted to executives in the form of performance based restricted shares. This change was made, in part, due to the implementation of new accounting regulations concerning the expensing of equity-based incentive awards and to reduce the dilution associated with long-term equity compensation. Given the increasing trend in favor of using restricted shares instead of stock options, it is anticipated that future long-term equity awards will be in the form of restricted shares (including performance shares for senior executives) and not stock options. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirement of stock-based compensation accounting. The use of these various forms of long-term equity compensation awards for each of our named executive officers is discussed in greater detail later in this CD&A.

•	The Company has adopted a “clawback policy” that enables the Company to recoup compensation paid to certain executives if that compensation was based on (i) financial results or operating metrics satisfied as a result of fraudulent or illegal conduct of the Executive, or (ii) intentional misconduct that materially contributes to improper or incorrect financial data. The policy is effective with respect to compensation for the year 2009 and following and, in certain situations, prior compensation as well. The policy is discussed more fully later in this proxy statement.

Additional Information and Considerations

The Role of the Compensation Committee and Its Use of Advisors.  A summary of the role of the Compensation Committee is found in the section entitled “Corporate Governance and Board Matters” in this proxy statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee charter, which is posted on our website at www.arrisi.com.

The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant for information, advice and counsel. Typically, the consultant assists the Compensation Committee by providing an independent review of:

•	Our executive compensation policies, practices and designs;

•	The mix of compensation established for our named executive officers as compared to external benchmarks;

•	Market trends and competitive practices in executive compensation; and

•	The specific compensation package for Mr. Stanzione and other named executive officers.

For 2008 and 2009, the Compensation Committee engaged Longnecker and Associates as its independent consultant. In 2010 the focus of Longnecker and Associates was on long term equity practices since base salary was frozen in 2009. This selection was made directly by the Compensation Committee. Longnecker and Associates provides no other compensation or benefit consulting services to ARRIS.

The Role of Executive Management in the Process of Determining Executive Compensation.  Mr. Stanzione makes recommendations to the Compensation Committee regarding executive compensation decisions for the other named executive officers. Mr. Margolis, our Executive Vice President of Strategic Planning, Administration and Chief Counsel, is responsible for administering our executive compensation program. Mr. Potts, our Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our annual cash incentive plan and the cost of long term equity incentive plans. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets regularly in executive session without any members of the management team present. The Compensation Committee makes the final determination of the executive compensation package provided to each of our named executive officers subject, in the case of Mr. Stanzione, Chairman and CEO, to full board approval.

Equity awards generally are granted annually sometime between January and May depending on board meeting schedule, shareholder approval of new equity plans and other factors. The Compensation Committee has determined that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board of Directors and after year-end results have been announced to the public. Equity grant and annual compensation adjustments and incentive plan performance criteria generally will be decided simultaneously, although they may be implemented at various times. (For example, raises generally are effective April 1, while bonuses generally are paid earlier.) We plan for equity grants generally to be analyzed, determined and granted in the mid-February to mid-April time frame. The exercise price for options is the closing price of the Common Stock on the date of grant.

Annual Cash Incentives

Annual cash bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay level including the annual raise, if any, in the relevant years and are set forth in the employment agreements of each executive officer. Mr. Stanzione’s bonus target is 100% of base salary, which was established when his employment agreement was amended in 1999 in connection with his becoming the Chief Executive Officer. The remaining senior executives’ annual bonus targets are 60% of base salary. The maximum bonus payout for each of the named executive officers is 200% of the annual bonus target.

The Compensation Committee seeks to establish variable pay in the form of annual cash bonus opportunity in the 50th to 75th percentile levels of the peer group and survey analysis described above. The Compensation Committee believes that variable pay target should be within the aforesaid range to encourage and reward exceptional performance, while assuring in years where Company performance may be weaker that total cash compensation is less. The Compensation Committee believes that the bonus targets for the senior executives are within the aforesaid range of the peer group and survey analysis described above.

In 2007, 2008 and 2009, annual incentives were measured not only by targeted financial performance (for 80% of the target bonus), but by individual assigned objectives that may be objectively or subjectively measured. Twenty percent of the target bonus for Mr. Stanzione and the other senior executives were based on assigned objectives. Specific financial performance criteria have varied; however, in 2007, 2008 and 2009, the only financial performance criterion was the achievement of budgeted adjusted operating income for the Company. The Compensation Committee chose a single profit metric in order to focus the senior executives as a team on earnings growth. The annual budget was developed by management in collaboration with and approved by the Board of Directors. In reviewing the budget, the Board of Directors considers, in addition to the detailed budget as presented, expected capital expenditure trends in the telecommunications industry generally and the cable segment of the telecommunications industry more specifically and the Company’s market share and market share growth. For 2010, the Committee changed the annual incentive measurement. Forty percent will be based on budgeted adjusted operating income and forty percent will be based on budgeted sales. Twenty percent will continue to be based on assigned objectives.

For 2009, the target for consolidated adjusted operating income (excluding goodwill amortization, goodwill impairment, restructuring, certain acquisition and other items) that would yield 100% payment of the financial performance part the targeted bonus for senior executives was $130 million. If actual adjusted operating income achieved was below 75% of the budgeted adjusted operating income for 2009, the bonus payout would have been zero. For performance in the range between that 75% threshold and 100% of budgeted adjusted operating income, the bonus payout would have been between a 50% payout and 100% payout. For performance in the range between budget and 125% of budget, the bonus payout would have been between a 100% payout and 200% payout. For performance between these specific levels, bonus payouts were to be determined by straight line interpolation. Actual performance for 2009 was approximately 146% of the target performance and, accordingly, the financial performance portion of the bonus payouts was approximately 200% of the annual bonus target payout related to targeted financial performance. Certain executives in businesses performing well above or below company overall results were adjusted in recognition of their respective performance.

The 20% assigned subjective portion of the bonus target was based on management objectives established by the Compensation Committee. Bonus awards for individual accomplishments of objectives can range from 0% to 200% of target. For 2009, the management objectives for the senior executives included:

 1. Maintain Company position and profitability through current economic cycle

 2. Continue to diversify the business on a product and customer basis

 3. Expand gross margins

 4. Communicate the ARRIS story to investors, shareholders and employees

 5. Rationalize overlapping products resulting from acquisitions

 6. Develop cross-product line product strategy

 7. Use IT to reduce operating expense

8.	Measure, focus and motivate improvement on return on assets, return on equity, return on investment and cash generation.

9.	Invest R&D dollars for short- and long-term return, and in particular focus on product migration for the long-term and for video opportunities.

10.	Maintain and develop relationships with senior customer executives, expand customer base and grow strategic accounts

11.	Develop and implement strategies for litigation defense and cost control for pending and possible claims

12.	Develop teamwork collaboration and staff on an inter- and intra-group basis

Based on the success of senior management, particularly with respect to market penetration, timely product development, margin improvement, and cash generation, the specific management objective portion of the bonus paid out at 100% of target as reflected in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation.

In the past six years bonuses have ranged from 0% to the maximum as achieved in 2005, 2006 and 2009 based on the performance criteria then in effect. Consistent with our pay-for-performance reward philosophy, no annual incentives were paid to our named executive officers in fiscal year 2003 because we did not achieve our pre-established financial goals in that year. In 2006 and 2007, we exceeded the budgeted amounts for our pre-established financial goals, which resulted in annual incentive payouts greater than 100% of the targeted amounts. In 2008, 91% of the financial performance target was achieved and the resulting payout was approximately 76% of target. In 2009 we achieved 146% of our target performance, and the financial portion of the bonus plan paid at 200% while in the aggregate the MBO portion was paid at 100%.

The volatile and challenging industry and market conditions in which we operate contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.

The value of the target payout amounts for our annual incentive plan we believe is within the aggregate the 50th to 75th percentile range of the short-term incentive target payout percentage made by companies included in the market survey data that we used as benchmarks. The dollar amount of annual cash incentive bonus paid in 2009 to each of our named executive officers is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing later in this proxy statement.

The Compensation Committee has the authority to adjust bonuses, including additions to the bonuses earned (or pay bonuses when no bonus has been earned) under the bonus plan. For example, in 2007 the amount of bonus for executive officers was adjusted up or down based on individual unit performance and business unit performance as reflected in the Summary Compensation Table under the heading “Bonus ($).” The Company does not have a formal policy for payments above the amounts established under the bonus plans. The Compensation Committee also may adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment).

Long-Term Equity Incentives

We make long-term equity incentive awards to our executive officers each year. The primary objectives of our equity incentive program are to:

•	Align the interests of our executive officers with the interests of our shareholders through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareholder value;

•	Provide a total compensation package that is competitive based upon our assessment of the market data described earlier in this CD&A; and

•	Provide financial incentive to retain our executives over a multi-year period.

The long term incentive compensation for senior executives in the past three years has consisted of grants of stock options (in 2008 time-vested restricted shares were granted in lieu of options) and performance-based restricted stock with time-based vesting. Previously, long term incentive compensation consisted predominantly of stock options. During the past three years, the Company has included restricted stock to reduce the share dilution associated with option grants since restricted stock awards are for fewer shares than comparably valued stock option awards. Moreover, recent changes in accounting standards require that stock options as well as restricted stock be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then available favorable accounting treatment for stock options. Since 2008, the Company has used restricted shares instead of stock options also to maintain retention incentive even in challenging periods when our stock price may be depressed. When granted, stock options had a term of seven or ten years and vested annually over three or four years.

For 2007, 2008 and 2009, the Compensation Committee established an aggregate value for equity grants for Company wide distribution focusing on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and, using the Black-Scholes methodology, the value of the aggregate grants as a percentage of the Company’s total market capitalization. A value expressed in dollars was allocated to the senior executives based on the survey data concerning long term incentive values for senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. One-half of that value was awarded in shares of restricted stock and, using the Black-Scholes methodology, one-half in options (in 2007) at the then fair market value of the shares. (For 2008 and 2009, stock options were replaced with restricted shares.) For Mr. Stanzione, the target value for long term incentives has been approximately 200% of base salary, and for the other senior executives, the value has ranged from approximately 150% to 200% of base salary. The Compensation Committee seeks to establish long-term incentive targets for senior executives, like bonuses, between 50th and 75th percentile levels of the peer group and survey analysis described above to emphasize long term stock appreciation. The most recent survey data reviewed in connection with the Compensation Committee’s 2010 deliberations indicates that awards of long term incentives in 2007, 2008 and 2009 were within the 50th and 75th percentile levels for the senior executive officers in the aggregate.

One half of the restricted stock awarded to the senior executives in 2007, 2008 and 2009 were in the form of performance shares. Under the performance criteria for 2007 and 2008, senior executives earned 100% of the target or assigned value at the time of grant if the Company achieved budgeted consolidated sales for the applicable year. For 2007, for performance below 94% of budgeted sales, the restricted stock awards paid out zero shares, and for performance at 94% of budget, the shares paid out 50% of the assigned values. For performance at budgeted sales, the shares paid out at 100% of the assigned value. For sales at or above 116% of budgeted sales, the shares paid out a number of shares equal to 150% of the assigned value. For 2008, senior executives would earn, under the performance share criteria, 100% of target shares at 100% of budgeted sales. For performance below approximately 82% of budgeted sales, stock awards paid out zero shares with 50% of target being paid at the approximate 82% of the targeted sales. For sales at or above 105% of targeted sales, the shares paid 150% of targeted shares. Straight line interpolation was applied for performance between the designated levels. The Compensation Committee believes that performance based awards better align the executives and shareholders’ interests in that awards are reduced or eliminated if Board of Directors approved budgets are not met while achievement beyond targeted achievement is more highly rewarded. The 2008 restricted stock awards paid out was approximately 55% as actual sales were approximately 84% of budgeted sales. The 2007 restricted stock award payout was 115% as actual sales were approximately 105% of budgeted sales. The specific numbers of stock options and restricted stock that were granted to each of our named executive officers in 2009 are set forth on the table entitled “Grants of Plan-Based Awards” in the executive compensation tables found later in this proxy statement.

For 2009, the performance criteria for performance shares were changed. The new criteria is based on the Company’s total shareholder return as compared to the shareholder return of the NASDAQ composite over a three year period (the “TSR measurement”) beginning with the calendar year of 2009. The TSR measurement will allow for payment from 0% and 200% based on underperforming, meeting or exceeding the NASDAQ composite three year return. Both 2009 and 2010 are transition years where a portion of the performance share awards will be paid at 100% since the Company has exceeded the three year NASDAQ composite shareholder return in each of the last three fiscal years. For 2009, two-thirds of the awards will pay out at 100% vesting over two years with the first vesting occurring on March 30, 2010, and the remaining one-third will be based on the three-year TSR and will vest on January 31, 2012. The 2010 grant was similarly structured but only one-third of the grant will be paid at 100% and vest on the first anniversary of the grant date, and two-thirds will be based on the TSR measurement and will vest on January 31, 2013. The 2011 grant is expected to be 100% based on the TSR measurement and will vest on January 31, 2014.

Executive Stock Ownership Guidelines

The Company has share ownership guidelines that require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary at the time the executive became subject to the ownership requirement. For Mr. Stanzione, the multiple was three times base salary; for Messrs. Margolis, Potts and Lakin it was twice base salary; and for Mr. Coppock it was one times base salary. Once the ownership level is achieved, the changes in share value are no longer monitored. Each of the senior executives has achieved the requisite level of share ownership.

Summary Compensation Table

The summary compensation table below presents the “total compensation” earned by our Named Executive Officers during 2007, 2008 and 2009. This amount is not the actual compensation received by our NEOs. In addition to cash and other forms of compensation actually received, total compensation includes the amount of the annual change in actuarial present value of accumulated pension benefit which will not be paid, or begin to be paid, until retirement, and the calculated dollar amounts set forth in the “Stock Awards” and “Option Awards” columns. The compensation expense included in the “Stock Awards” and “Option Awards” columns likely will vary from the actual amounts ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the price of our stock. The actual value realized by our NEOs from stock awards and options during 2009 is presented in the “Option Exercises and Stock Vested” table below. Details about the equity awards granted to our NEOs during 2009 can be found in the “Grants of Plan-Based Awards” table below.

Summary Compensation Table

							Change in
							Pension
							Value and
				Equity-based			Non-Qualified
				Incentive Plan Compensation			Deferred	All
		Base		Stock	Option	Non-Equity	Compensation	Other	Total
Name and		Salary	Bonus	Awards	Awards	Incentive Plan	Earnings	Compensation	Compensation
Principal Position	Year	($)	($)(1)(3)	($)(2)	($)(2)	Compensation($)(3)	($)(4)	($)(5)	($)

Robert J. Stanzione	2009	730,000	—	1,845,600	—	1,314,000	774,810	71,354	4,735,764
Chief Executive,	2008	722,500	—	1,064,149	—	630,000	3,197,992	48,142	5,662,783
Chairman of the Board	2007	687,500	—	806,435	726,313	763,000	2,404,431	22,305	5,409,984

Lawrence A. Margolis	2009	386,000	—	711,325	—	417,000	406,199	48,070	1,968,594
Executive Vice	2008	382,250	—	364,453	—	200,000	318,383	40,200	1,305,286
Strategic Planning,	2007	368,125	2,366	276,492	249,021	242,634	53,843	31,916	1,224,397
Administration, Legal, HR, and Strategy, Chief Counsel, & Secretary

David B. Potts	2009	385,000	—	711,325	—	416,000	121,525	29,460	1,663,310
Executive Vice	2008	370,000	—	364,453	—	200,000	69,401	17,558	1,021,412
President, Chief	2007	320,000	22,450	276,492	249,021	212,550	32,037	17,562	1,130,112
Financial Officer, and Chief Information Officer

James D. Lakin	2009	335,010	—	634,425	—	362,000	85,659	33,371	1,450,465
President, Advanced	2008	332,508	—	306,117	—	175,000	143,730	34,137	991,492
Technology & Services	2007	320,000	22,450	276,492	249,021	212,500	132,166	21,621	1,234,250

Ronald M. Coppock	2009	325,000	—	653,650	—	351,000	112,121	35,252	1,477,023
President,	2008	315,500	—	364,453	—	170,000	66,597	29,952	946,502
Worldwide Sales	2007	282,000	22,302	276,492	249,021	187,698	31,338	19,388	1,068,239

(1)	The amount shown in this column would relate to any discretionary portion of the Annual Incentive Bonus for each NEO that was outside of the amount listed under the Non-Equity Incentive Plan Compensation column.

(2)	The amounts represent the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. For 2007 and 2008, restricted stock award payout was 115% and 55% respectively. For 2009, the table reflects an estimated payout of 100%; if the maximum achievement of 200% is attained, additional awards of $307,600 will be granted to Mr. Stanzione, $118,557 to Messrs. Margolis and Potts, $105,738 to Mr. Lakin and $108,944 to Mr. Coppock. The values for awards from prior years were restated to reflect fair value on the grant date. Assumptions used in the fair value calculation of these awards are included in Note 18 of Notes to Consolidated Financial Statements in our 2009 Form 10-K and incorporated by reference into this Proxy Statement.

(3)	For 2009, the amount reflects annual bonus earned for 2009 performance (paid in 2010). Amount reflects 146% of our target performance and the financial portion of the bonus plan paid at 200% while in the aggregate the MBO portion was paid at 100%. For 2008, the amount reflects annual bonus earned for 2008 performance (paid in 2009). As described above, the amount reflects a 76% payout of the financial performance piece of the bonus plan (80% of the plan), and the individual performance objective portion of the bonus plan (20%) paying at between 129% — 133% of target based on performance of assigned objectives. For 2007, the amount reflects annual bonus earned with respect to 2007 performance (paid in 2008), which was 109% of target bonus. Due to the strong performance of the Company, the Compensation Committee determined that Messrs. Lakin and Potts bonus payout would be 121% of target, for Mr. Coppock would be 122% of target, and Mr. Margolis would be 110% of target.

(4)	Change in pension value reflects the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans. The change in pension value does not include changes under any of the Company’s defined contribution plans because there is no above-market or preferential earnings provided under such plans.

(5)	Included in all other compensation for 2009 are a matching contribution by ARRIS Group Inc. into the 401(k) savings plan, the non-qualified 401(k) wrap plan, the incremental cost for supplemental life insurance coverage, expenses related to financial planning (except for Mr. Potts), and club membership fees (except for Mr. Stanzione). Effective March 31, 2010 the Company will no longer provide or reimburse executives for financial planning or club membership benefits.

Grants of Plan-Based Awards 2009

								All Other
								Stock
								Awards:
		Estimated Future Payouts			Estimated Future Payouts			Number of	Exercise or	Grant
		Under Non-Equity			%Under Equity			Shares of	Base	Date
		Incentive Plan Awards(2)			Incentive Plan Awards(3)			Stock or	Price of	Fair
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Award	Value of
Name	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($/sh)	Award(5)

Robert J. Stanzione	—	$365,000	$730,000	$1,460,000

	03/27/2009				100,000	120,000	160,000	120,000	$7.69	$1,845,600

Lawrence A. Margolis	—	115,800	231,600	463,200

	03/27/2009				38,542	46,250	61,667	46,250	$7.69	711,325

David B. Potts	—	115,500	231,000	462,000

	03/27/2009				38,542	46,250	61,667	46,250	$7.69	711,325

James D. Lakin	—	100,500	201,000	402,000

	03/27/2009				34,375	41,250	55,000	41,250	$7.69	634,425

Ronald M. Coppock	—	97,500	195,000	390,000

	03/27/2009				35,417	42,500	56,667	42,500	$7.69	653,650

(1)	Grant date is the date the awards, in the form of restricted stock and performance shares, were made.

(2)	The non-equity incentive awards reflect the Company’s annual bonus plan. The plan calls for the payment of from 0% to 200% based upon the achievement of specified adjusted consolidated adjusted operating income levels for the Company in 2009. The plan would pay out $0 if actual results did not reach 75% of the budgeted adjusted operating income level of 2009. The individually assigned objectives portion of the plan, as indicated above under the caption annual incentives, paid out at 100% of their portion of the targeted bonus. Overall bonus for the named executive officers paid out at 180% of target bonuses. Bonus target payout levels are a percent of the ending 2009 base salary level; for Mr. Stanzione the percent is 100% of base salary and it is 60% of base salary for the other named executive officers. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity at Year End Table. For additional discussion of 2009 bonus payment, see “Compensation Disclosure and Analysis — Annual Cash Incentives.”

(3)	The amounts shown under the Equity Incentive Plan Awards are the number of shares of restricted stock that were granted to each of the named executives in 2009 that were performance shares. Two-thirds of the awards will pay out at 100% vesting over two years with the first vesting occurring on March 30, 2010. The remaining one-third will be based on the three-year Total Shareholder Return, and the final payout of these shares can range from 0% to 200% of the target award. These shares will vest on January 31, 2012. The amounts reflected here are duplicative of the amounts reflected in the Outstanding Equity Awards at Fiscal Year End table.

(4)	The amounts shown under All Other Equity Awards reflect the number of restricted shares granted to the named executives on the grant date. These shares vest annually over four years with the first vesting occurring on March 30, 2010. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting except in certain cases. The amounts reflective herein are duplicative of the amounts reflected in the Outstanding Equity Awards at Year End Table.

(5)	Represents the value at $7.69 of the March 27, 2009 equity awards to the named executives including the restricted shares described above in footnote four and the performance shares described above in footnote three. All of these shares vest over three or four years as described above.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
								Market	Incentive	Plan Awards:
	Number of	Number of				Number of		Value	Plan Awards:	Market Value of
	Securities	Securities				Shares or		of Shares or	Number of	Unearned
	Underlying	Underlying				Units of		Units of Stock	Unearned Shares	Shares or
	Unexercised	Unexercised		Option	Option	Stock Held		That Have	or Units of	Units of Stock
	Options (#)	Options (#)		Exercise	Expiration	That Have		Not Vested	Stock	Not Vested
Name	Exercisable	Unexercisable		Price ($)	Date	Not Vested (#)		($)(4)	Not Vested (#)	($)(4)

Robert J. Stanzione	—	—				200,000	(1)(5)	2,286,000	80,000 (6)	914,400
	—	—				141,259	(7)	1,614,591
	—	—				29,979	(8)	342,660
	—	—				14,684	(9)	167,838
	57,827	57,828	(2)	13.45	03/09/2014
	65,261	21,754	(3)	13.28	04/25/2013
	106,182	—		6.44	04/15/2012
	150,000	—		4.90	05/25/2014
	165,000	—		8.12	01/22/2012
	500,000	—		10.20	08/06/2011
	60,000	—		8.00	12/19/2010
Lawrence A. Margolis						77,084	(1)(5)	881,071	30,833 (6)	352,421
	—	—				48,379	(7)	552,972
	—	—				10,279	(8)	117,489
	—	—				5,224	(9)	59,710
	19,826	19,827	(2)	13.45	03/09/2014
	23,217	7,740	(3)	13.28	04/25/2013
	37,325	—		6.44	04/15/2012
	67,000	—		4.90	05/25/2014

	57,000	—		4.85	07/01/2013
	70,000	—		8.12	01/22/2012
	20,000	—		10.20	08/06/2011
	50,000	—		10.20	08/06/2011
	60,000	—		8.00	12/19/2010
David B. Potts	—	—				77,084	(1)(5)	881,071	30,833 (6)	352,421
	—	—				48,379	(7)	552,972
	—	—				10,279	(8)	117,489
	—	—				5,224	(9)	59,710
	19,826	19,827	(2)	13.45	03/09/2014
	23,217	7,740	(3)	13.28	04/25/2013
	37,325	—	(4)	6.44	04/15/2012
	12,065	—		4.90	05/25/2014
	40,000	—		8.12	01/22/2012
	100,000	—		10.20	08/06/2011
James D. Lakin	—	—				68,750	(1)(5)	785,813	27,500 (6)	314,325
	—	—				40,635	(7)	464,459
	—	—				10,279	(8)	117,489
	—	—				5,224	(9)	59,710
	19,826	19,827	(2)	13.45	03/09/2014
	23,217	7,740	(3)	13.28	04/25/2013
	135,000			10.20	08/06/2011
Ronald M. Coppock	—	—				70,834	(1)(5)	809,633	28,333 (6)	323,846
	—	—				48,379	(7)	552,972
	—	—				10,279	(8)	117,489
	—	—				5,224	(9)	59,710
	19,826	19,827	(2)	13.45	03/09/2014
	15,478	7,740	(3)	13.28	04/25/2013
	5,000	—		38.938	01/31/2010
	15,000	—		38.938	01/31/2010

(1)	These shares are duplicative of the shares reflected in the Plan Based Awards Table.

(2)	The options were granted on March 9, 2007 and vest annually over four years with the first vesting occurring on March 9, 2008.

(3)	The options were granted on April 25, 2006 and vest annually over four years with the first vesting occurring on April 30, 2007.

(4)	Reflect the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2009 of $11.43 per share.

(5)	Shares of restricted stock were granted on March 27, 2009 and vest annually over four years with the first vesting occurring on March 30, 2010.

(6)	Shares of restricted stock that are subject to performance measures were granted on March 27, 2009. The final payout of these shares can range from 0% to 200% of the target award, and will be based on the three-year Total Shareholder Return. These shares will vest on January 31, 2012. Included in the table above is 200% of the target award.

(7)	Shares of restricted stock were granted on March 28, 2008 and vest annually over four years with the first vesting occurring on March 28, 2009.

(8)	Shares of restricted stock were granted on March 9, 2007 and vest annually over four years with the first vesting occurring on March 9, 2008.

(9)	Shares of restricted stock were granted on April 25, 2006 and vest annually over four years with the first vesting occurring on April 30, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)	Acquired on Vesting (#)	On Vesting ($)(2)

Robert J. Stanzione	—	—	76,760	612,157
Lawrence A. Margolis	—	—	26,489	211,765
David B. Potts	21,275	188,284	26,489	211,765
James D. Lakin	61,328	367,968	23,908	191,917
Ronald M. Coppock	16,732	98,050	26,489	211,765

(1)	Amount shown for each named executive officer is the aggregate number of options granted in previous years that were exercised and sold during 2009 and the taxable compensation realized (aggregate sales price less aggregate exercise price) on such shares exercised and sold. The amounts are not reflected in the Summary Compensation Table.

(2)	Amounts shown for each named executive officer represent the aggregate number of shares of restricted stock granted in the previous years that vested during the calendar year. Vested shares may have been held or sold by the executive in his discretion. The Company withholds taxes by retaining an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts shown above include the number of shares withheld. These amounts are not reflected in the Summary Compensation Table.

Executive Benefits and Perquisites

Primary Benefits.  Our named executive officers are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, and a non-qualified retirement savings plan, life insurance, disability and a qualified retirement savings plan. We also maintain a nonqualified retirement plan in which our named executive officers are eligible to participate.

Pension Benefits

		Number of Years	Present Value Of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Robert J. Stanzione	Qualified Pension Plan	5	73,830	—
	Non Qualified Plan	42	10,194,881	—
Lawrence A. Margolis	Qualified Pension Plan	18	333,937	—
	Non Qualified Plan	27	1,427,834	—
David B. Potts	Qualified Pension Plan	—	—	—
	Non Qualified Plan	14	306,996	—
James D. Lakin	Qualified Pension Plan	—	—	—
	Non Qualified Plan	13	541,414	—
Ronald M. Coppock	Qualified Pension Plan	5	38,782	—
	Non Qualified Plan	13	265,894	—

The Company maintains qualified and non-qualified Defined Benefit pension plans. The qualified plan for the named executive officers has been frozen since December 31, 1999, and no further accrual of benefit under that plan has occurred since that date. Neither Mr. Potts nor Mr. Lakin participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payment levels that are or would be excluded under the qualified plan under applicable Internal Revenue Service regulations. Benefits under the plans are calculated based on the named executive officer’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of (a) 0.65% of the individual’s “final annual compensation” up to the named executive officer’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the named executive officer’s social security covered compensation level. The social security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security normal retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione, Margolis and Lakin are 62, 62 and 66 years of age, respectively, and thus could elect to retire immediately. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. There is no lump sum payment option available, except for Mr. Stanzione (see below).

The Company has established a Rabbi Trust to hold funds set aside to meet the obligations under the non-qualified defined benefit plans. The Company intends to fully fund the Rabbi Trust such that the amount of the actuarial accrued liability under the non-qualified defined benefit plan as set forth in the Company’s financial statements has been set aside in a Rabbi Trust by the time the actuarial liability has been established. Amounts contributed to the Rabbi Trust remain the funds of the Company but can be used only to discharge obligations under the non-qualified plan, provided however, the funds in the trust remain subject to the claims of creditors.

The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP), which is included in the information provided in the Pension Benefits table set forth above. Under the SERP, normal retirement age is 62, and a lump sum payment on termination is the form of payment. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above, although Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month. The Company has established a separate “Rabbi Trust” to hold funds equal to the Company’s obligations under the non-qualified defined benefit plan and SERP to Mr. Stanzione. Pursuant to Mr. Stanzione’s employment agreement, the Company fully funded those obligations by the date of Mr. Stanzione’s 62nd birthday. Mr. Stanzione’s defined benefit value at age 62 is frozen. Thereafter such funds will be credited only with the benefit or losses of independently managed investment vehicles elected by Mr. Stanzione from a menu of vehicles made available by the Company.

The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay subject to the Internal Revenue Service maximum contribution (which was $16,500 during 2009). The named executives participate in this plan and received the Company match, which could not exceed $9,800 for 2009.

In addition, effective as of July 1, 2008, the Company established a non-qualified defined contribution retirement plan (the “401(k) Wrap”) that mirrors the 401(k) plan. The plan allows certain senior executives, including the named executive officers, to contribute amounts in excess of the amounts allowed under applicable tax laws under the 401(k) plan. The tax law for 2009 disallows contribution on income above $245,000 or contributions more than $16,500. The Company will match employee contributions under the 401(k) Wrap in a manner analogous to the 401(k). Provided the employee contributes the maximum amount allowed under the 401(k), the Company will contribute to the 401(k) and 401(k) Wrap in the aggregate 100% on the first 3% of pay and 50% of the next 2% of pay, less the amount of employer matches made to the 401(k). The amounts of employee and employer contributions to the 401(k) Wrap are held in a Rabbi Trust. Funds held under the 401(k) and the 401(k) Wrap are invested in authorized and independently managed mutual funds and other vehicles that the employee elects from a menu of vehicles offered under the plans. The employee account receives the benefit or loss of the increases or decreases based only on such funds performance. The Company does not enhance or guarantee performance.

The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the named executives, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time under such plan. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.

The table below reflects the change in value of the named executive’s account under the Company’s Non-Qualified Deferred Compensation arrangements (both current and frozen) during calendar year 2009. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive.

Nonqualified Deferred Compensation

	Executive	Registrant			Aggregate
	Contributions in	Contributions in	Aggregate	Aggregate	Balance at Last
	Last FY	Last FY	Earnings in Last	Withdrawals/	Fiscal Year End
Name	($)(1)	($)(2)	FY ($)	Distributions ($)	($)

Robert J. Stanzione
Frozen Plan	—	—	138,918	—	528,649
Active Plan	63,288	24,550	43,162	—	146,642
Lawrence A. Margolis
Frozen Plan	—	—	83,451	—	301,418
Active Plan	14,365	12,784	11,695	—	47,575
David B. Potts
Frozen Plan	—	—	—	—	—
Active Plan	7,700	—	1,112	—	8,812
James D. Lakin
Frozen Plan	—	—	86,451	—	374,146
Active Plan	6,700	11,269	7,870	—	33,374
Ronald M. Coppock
Frozen Plan	—	—	13,627	—	64,178
Active Plan	23,448	10,495	9,329	—	51,013

(1)	Excludes deferral of bonuses paid in 2010 with respect to the 2009 calendar year.

(2)	Represents the company match made in 2009 for 2008 employee contributions.

Other Perquisites.  Historically, we reimburse certain club membership fees and airline club dues and pay for financial counseling services for our named executive officers. Effective March 31, 2010 the Company no longer will reimburse for club dues or financial counseling services.

Clawback Policy.

In February 2009, the Board of Directors adopted the Executive Compensation Adjustment and Recovery Policy. This policy is a so-called “clawback policy” that enables the Company to recoup compensation paid to any president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, or any other officer routinely performing corresponding functions with respect to the Company when such compensation was based on financial results or operating metrics that were satisfied as the result of a fraudulent or illegal conduct of any of the officers. The Board of Directors is entitled to recover compensation when it concludes that it is attributable to such officers’ conduct and would not have been awarded had such financial results or operating metrics not been satisfied. In addition, if an officer engaged in intentional misconduct that contributed in any material respect to the improper accounting or incorrect financial data, the Board of Directors may seek to recoup any profits realized from the officer’s sale of securities of the Company during or subsequent to the impacted accounting period. A copy of the Policy is available at www.arrisi.com under the caption Investor Relations.

The Company has implemented the Policy. Beginning in 2008, equity awards contemplated that the Board of Directors might adopt a clawback policy and the compensation committee made those awards subject to any policy that the Board of Directors ultimately adopted. Current and future long-term incentive awards and annual incentive awards will similarly be subject to the Policy.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Executive employment agreements were amended in November 2008 to comply with the timely payment and other provisions of Section 409A of the Internal Revenue Code and to harmonize certain benefits.

The employment agreements generally are one year agreements and automatically renew until normal retirement at age 65, define initial salary and target bonus percent, general employment benefits and business expense reimbursements. The agreements contain one year non-competition, non-solicitation and non-disclosures of trade secret provisions. The amendments provided not only 409A compliance provisions but also that executives terminating their employment who are 62 years old or older with ten or more years of experience, their outstanding equity awards will continue to vest and remain outstanding for their original term (notwithstanding such termination) provided they continue to comply with the non-competition trade secret protection provisions of the agreement. The amendments also reflect for the Rabbi Trust and funding elements described above with respect to the Company’s non-qualified deferred benefit plan and the SERP of Mr. Stanzione. The term of Mr. Margolis’ contract is until he reaches age 65 subject to termination on 24 months’ notice. Mr. Stanzione agreement is terminable on 12 months’ notice. Also, Mr. Stanzione’s SERP benefit is frozen at his age 62 benefit amount, which amount will thereafter be credited with the investment returns or losses of the independently managed funds and investment vehicles elected by Mr. Stanzione from a menu of investment vehicles made available by the Company. Upon his retirement from the Company, Mr. Stanzione is entitled to receive a lump sum benefit.

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each NEO assuming a change in control or termination event had occurred on December 31, 2009.

Termination Benefit Table

						Accelerate
	Duration(1)	Salary	Bonus(10)		Benefits	Equity	Total

Robert J. Stanzione Change in Control or Without “Good Cause”	3 years	$2,190,000	$3,263,000	(6)	$69,206	$3,386,080	$8,908,286
Lawrence A. Margolis Change in Control or Without “Good Cause”	2 years	772,000	834,000	(7)	34,376	1,243,237	2,883,613
David B. Potts
Death (2)	3 months	96,250	—		—	—	96,250
Disability(3)	6 months	192,500	—		9,584	—	202,084
Without “Good Cause”(4)	2 years	770,000	462,000	(8)	38,334	1,243,237	2,513,571
Change in Control(5)	2 years	770,000	435,000	(9)	38,334	1,243,237	2,486,571
James D. Lakin
Death(2)	3 months	83,750	—		—	—	83,750
Disability(3)	6 months	167,500	—		12,071	—	179,571
Without “Good Cause”(4)	1 year	335,000	201,000	(8)	24,142	1,102,172	1,662,314
Change in Control(5)	1 year	335,000	205,000	(9)	24,142	1,102,172	1,666,314
Ronald M. Coppock
Death(2)	3 months	81,250	—		—	—	81,250
Disability(3)	6 months	162,500	—		9,912	—	174,412
Without “Good Cause”(4)	1 year	325,000	195,000	(8)	19,825	1,183,612	1,723,437
Change in Control(5)	1 year	325,000	190,000	(9)	19,825	1,183,612	1,718,437

(1)	Represents the termination period during which payments are made

(2)	Three months of salary continuation paid to NEO’s estate.

(3)	Six months of salary and benefits continuation paid.

(4)	Continuation of salary, bonus and benefits for the duration period, plus accelerated equity vesting.

(5)	Most recent salary and average of prior 2 year bonuses times the severance duration period.

(6)	Average of highest three bonuses earned in previous five years.

(7)	Most recent annual bonus paid or payable.

(8)	Target bonus equal to 60% of annual base salary.

(9)	Average of two prior paid annual bonuses.

(10)	Does not include bonus earned in 2009 but not paid until 2010: Stanzione ($1,340,000), Margolis ($417,000), Lakin ($362,000), Potts ($416,000) and Coppock ($351,000).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

William H. Lambert, Chairman
Alex B. Best
John Anderson Craig

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders.

Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $100,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company and any of its subsidiaries and that vendor or partner.

There have been no related party transactions since the beginning of the 2009 fiscal year nor are there any such transactions proposed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2010, subject to shareholder ratification. Ernst & Young LLP also acted in such capacity during the fiscal year ended December 31, 2009 and 2008. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders. The fees billed by Ernst & Young LLP for the last two Company fiscal years were as follows, all of which were approved by the Audit Committee:

Audit Fees

Fees for audit services totaled $1,742,444 and $2,107,153 in 2009 and 2008, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, and audit consultations.

Audit-Related Fees

Fees for audit-related services totaled $60,000 and $77,979 in 2009 and 2008, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with employee benefit plans.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled $209,774 and $302,517 in 2009 and 2008, respectively.

All Other Fees

Fees for all other services not included above were $0 for both 2009 and 2008.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.

The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 15, 2010, in order to be considered for inclusion in the Company’s proxy statement and proxy relating to the 2011 Annual Meeting of Stockholders.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence A. Margolis, Secretary

April 9, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET http://www.proxyvoting.com/arrs ARRIS GROUP, INC. Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. 72515/72832 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, Please mark your votes as indicated in this example X WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEM 2. FOR WITHHOLD *EXCEPTIONS ALL FOR ALL FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS 2. Vote to ratify Ernst & Young LLP as our Nominees Independent public accountant firm for 2010 : 01 Alex B. Best 06 William H. Lambert 02 Harry L. Bosco 07 John R. Petty 3. In their discretion, such other matters as may properly be brought before 03 James A. Chiddix 08 Robert J. Stanzione the meeting or any adjournment(s) thereof. 04 John Anderson Craig 09 David A. Woodle 05 Matthew B. Kearney (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Arris Group, Inc. account online. Access your Arris Group, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Arris Group, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.arrisi.com/proxy FOLD AND DETACH HERE PROXY ARRIS GROUP, INC. Annual Meeting of Stockholders – May 19, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Robert Stanzione, Lawrence Margolis, and David Potts, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Arris Group, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 19, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) 72515/72832